EXHIBIT (d)(1)

EXECUTION COPY

ACQUISITION AGREEMENT

AND AGREEMENT AND PLAN OF MERGER

by and among

CIRCUIT CITY STORES, INC.,

WINSTON ACQUISITION CORP.

and

INTERTAN, INC.

dated as of

March 30, 2004

i

ii

iii

Index of Defined Terms

Defined Terms	Section
Acquisition Proposal	5.3(a)(i)
affiliate(s)	10.4
Agreement	Preamble
business combination	3.22
Canadian Securities Regulatory Authorities	1.1(e)
Certificate of Merger	1.5
Certificates	2.2(b)
Closing	1.6
Closing Date	1.6
COBRA	3.15(b)
Code	3.12(b)
Company	Preamble
Company 10-Ks	3.8
Company Balance Sheet	3.8(b)(i)
Company Common Shares	Preamble
Company Common Stock	2.4(c)
Company Employee Plan	3.15(a)
Company Financial Advisor	3.21(a)
Company Intellectual Property	3.17(a)
Company Material Adverse Effect	3.1
Company Option Plans	2.4(a)
Company Options	2.4(a)
Company Policy	6.1(b)
Company Preferred Shares	3.5(a)
Company Required Governmental Consents	3.3
Company Returns	3.12(b)
Company Stockholder Approval	3.18(a)
Company Subsidiary	1.3(b)
Company Tender Recommendation	3.18
Company’s Knowledge	10.4
Confidentiality Agreements	10.6
Converted Option	2.4(c)
DGCL	Preamble
Dissenting Shares	2.3(a)
Effective Time	1.5
Employee Option Plans	2.4(a)
Environmental Laws	3.13(a)
ERISA	3.15(b)
Exchange Act	1.1(a)
Expiration Date	1.1(a)
Fully-Diluted Basis	1.1(a)
GAAP	3.8(a)
Governmental Entity	2.2(d)
HSR Act	3.3
Indemnified Parties	6.1(a)

i

Index of Defined Terms

Defined Terms	Section
Independent Directors	1.3(a)
Initial Expiration Date	1.1(a)
InterTAN Canada	2.4
Knowledge of the Company	10.4
Lien	3.4
Manulife	2.4(d)
Merger	1.4
Merger Consideration	2.1(c)
Minimum Condition	1.1(a)
NI 71-101	1.1(e)
NYSE	1.3(a)
Offer	Preamble
Offer Documents	1.1(e)
Offer Price	1.1(a)
Offer to Purchase	1.1(a)
Option Exchange Ratio	2.4
Outside Date	1.1(b)
Parent	Preamble
Parent Average Stock Price	2.4(c)
Parent Common Stock	2.4(c)
Parent Material Adverse Effect	4.1
Parent Required Governmental Consents	4.3
Parent Subsidiary	1.3(b)
Past SEC Documents	3.7
Paying Agent	2.2(a)
person	10.4
Post-Signing Returns	5.4(a)
Proxy Statement	1.10(a)(ii)
Purchaser	Preamble
Purchaser Common Stock	2.1
Real Property	3.19(a)
Real Property Leases	3.19(b)
Rights Agreement	Preamble
Run-off Policy	6.1(b)
S-4 Transactions	5.1
Schedule 14D-9	1.2(b)
Schedule TO	1.1(e)
SEC	1.1(e)
Securities Act	3.3
Share Purchase Date	1.3(a)
significant subsidiary	3.6(a)
SPP	2.4(d)
Subsequent Offering Period	1.1(c)
Subsidiary	1.3(b)
Subsidiary Owned Shares	3.5

ii

Index of Defined Terms

Defined Terms	Section
Superior Proposal	5.3(a)
Suppliers	3.20
Surviving Corporation	1.4
Tax	3.12(a)
Tax Returns	3.12(a)
Taxes	3.12(a)
Taxing Authority	3.12(a)
Tender Agreements	Preamble
Termination Fee	9.3(b)
Transactions	Preamble
Transfer Taxes	7.6
Triggering Person	9.1(d)(iv)
TSX	1.1(e)

iii

ACQUISITION AGREEMENT

AND AGREEMENT AND PLAN OF MERGER

ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2004, by and among Circuit City Stores, Inc., a Virginia corporation (“Parent”), Winston Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Purchaser”), and InterTAN, Inc., a Delaware corporation (the “Company”).

A. This Agreement provides for Parent to acquire the Company by (i) causing Purchaser to make a tender offer (the “Offer”) for all issued and outstanding shares of common stock, par value $1.00 per share, of the Company (including the associated preferred stock purchase rights issued under the Rights Agreement, dated September 8, 1999, as amended (the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., as successor to BankBoston, N.A., as rights agent, the “Company Common Shares”) for $14.00 per share, net to the seller in cash, and (ii) as promptly as practicable after the closing of such tender offer, causing Purchaser to merge with and into the Company, with each then issued and outstanding Company Common Share being converted into the same amount of cash per share as paid in the tender offer, upon the terms and conditions set forth herein. Except for purposes of determining whether Parent and Purchaser have acquired 90% of the issued and outstanding Company Common Shares, references in this Agreement to “outstanding” Company Common Shares shall not include Company Common Shares that are owned by the Company as treasury stock or by any Company Subsidiary.

B. The boards of directors of Parent, Purchaser and the Company have each declared advisable and approved and adopted this Agreement and the Merger (as hereinafter defined) (this Agreement, the Offer, the Merger and each of the transactions contemplated hereby, the “Transactions”) following the Offer in accordance with the Virginia Stock Corporation Act, as amended, and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and upon the terms and subject to the conditions set forth herein.

C. The board of directors of the Company has determined that the consideration to be paid for each Company Common Share in the Offer and the Merger is fair to the holders of such Company Common Shares and has resolved to recommend that the holders of such Company Common Shares accept the Offer, tender their Company Common Shares under the Offer and approve and adopt this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.

D. As a condition and inducement to Parent’s and Purchaser’s entering into this Agreement, certain stockholders of the Company, concurrently herewith, are each entering into a Tender Agreement (collectively, the “Tender Agreements”), dated as of the date hereof, with Parent and Purchaser, under which each such stockholder is agreeing, subject to the terms and conditions contained therein, to tender the Company Common Shares held by them in the Offer.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1. The Offer

(a) If this Agreement has not been terminated in accordance with Section 9.1 and none of the events set forth in Exhibit A hereto (excluding items (f) – (j) thereof) shall have occurred and be continuing, as promptly as practicable and in any event within ten business days after the date hereof, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) an offer to purchase all Company Common Shares at a price of $14.00 per Company Common Share, net to the seller in cash (such price, or the highest price per Company Common Share paid in the Offer, the “Offer Price”). The obligations of Purchaser to accept for payment and to pay for Company Common Shares validly tendered under the Offer on or before the expiration of the Offer and not withdrawn shall be subject only to (i) there being validly tendered and not withdrawn before the final expiration of the Offer that number of Company Common Shares which, together with the Company Common Shares beneficially owned by Parent or Purchaser or any of their Subsidiaries, represents at least a majority of the Company Common Shares then issued and outstanding on a Fully-Diluted Basis (the “Minimum Condition”), and (ii) the other conditions set forth in Exhibit A hereto. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) containing the terms set forth in this Agreement, the Minimum Condition, and the other conditions set forth in Exhibit A hereto. “Fully-Diluted Basis” means, as of any date, the number of Company Common Shares issued and outstanding, together with the Company Common Shares that may be issued by the Company under warrants, options, rights or other obligations outstanding at that date whether or not vested or then exercisable. Unless extended in accordance with Section 1.1(b) and/or Section 1.1(c) below, the Offer shall expire 20 business days after the date of its commencement (the “Initial Expiration Date” and, as may be extended in accordance with Section 1.1(b) and/or Section 1.1(c) below, the “Expiration Date”).

(b) Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company (such consent to be authorized by the board of directors of the Company or a duly authorized committee thereof), Purchaser shall not (and Parent shall cause Purchaser not to) (i) waive the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Company Common Shares sought in the Offer, (v) increase the Minimum Condition or impose additional conditions or modify any of the conditions set forth in Exhibit A hereto in any manner materially adverse to the holders of Company Common Shares, or (vi) extend the Offer, except in accordance with Section 1.1(c) or the next sentence. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (x) from time to time, extend the Offer if at the Initial Expiration Date or the then current Expiration Date, as the case may be, any of the conditions to the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived; and (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or any Canadian Securities Regulatory Authority applicable to the Offer; provided however that in either of the cases described in clauses (x) and (y), the Expiration Date may not be so extended beyond September 30, 2004 (the “Outside Date”).

(c) As soon as practicable after the Expiration Date, assuming the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions of the Offer set forth in Exhibit A as contemplated hereby, Purchaser shall accept for payment and pay for all Company Common Shares which have been validly tendered and not withdrawn under the Offer. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase all Company Common Shares that Purchaser becomes obligated to purchase under the Offer, and shall be liable on a direct and primary basis for the performance by Purchaser of its obligations under this Agreement. If, on the Expiration Date, the Minimum Condition has been satisfied, and all other conditions to the Offer have been satisfied or waived, but less than 90% of the Company Common Shares then issued and outstanding on a Fully-Diluted Basis have been validly tendered and not withdrawn, Purchaser may extend the Offer for a further period of time, after it has accepted and paid for (in accordance with the first sentence of this Section) all of the Company Common Shares tendered in the initial offer period, by means of a subsequent offering period (a “Subsequent Offering Period”) of at least three but no more than 20 business days in accordance with Rule 14d-11 under the Exchange Act to meet the objective that there be tendered before the Expiration Date (as so extended) and not withdrawn a number of Company Common Shares which, together with the Company Common Shares beneficially owned by Parent, Purchaser and their respective Subsidiaries, represents at least 90% of the then issued and outstanding Company Common Shares on a Fully-Diluted Basis. During the Subsequent Offering Period, Purchaser shall immediately accept for payment and promptly pay for all Company Common Shares as they are tendered under the Offer in accordance with Rule 14d-11 under the Exchange Act.

(d) If this Agreement has been terminated under Section 9.1, Purchaser shall, and Parent shall cause Purchaser to, promptly terminate the Offer without accepting any Company Common Shares for payment.

(e) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”). The Schedule TO shall also be filed: (i) with the Canadian securities regulatory authorities in each Province and Territory of Canada where holders of Company Common Shares are resident (collectively, the “Canadian Securities Regulatory Authorities”), together with such amendments, additions, legends, certificates and other requirements as are set forth in Part 12 (Bids for Securities of U.S. Issuers) of National Instrument 71-101 – The Multijurisdictional Disclosure System (“NI 71-101”), including the requirement to file a French language translation of the Schedule TO with l’Autorité des marchés financiers in the Province of Quebec contemporaneously with the filing of the Schedule TO with the SEC (or to obtain relief therefrom) ; and (ii) by the Company, in duplicate with the Advisory Affairs Division of the Toronto Stock Exchange (the “TSX”) either concurrently with the sending of the Schedule TO to holders of Company Common Shares or as quickly as possible thereafter. The Schedule TO will include or incorporate by reference the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and summary advertisement and all other ancillary offer documents required to be filed therewith (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and the Canadian Securities Regulatory Authorities and to be disseminated to holders of Company Common Shares, in each case as and to the extent required by applicable United States federal securities laws and applicable Canadian securities laws, and as contemplated hereby, as determined by Parent in its sole discretion. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or on its behalf for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and Purchaser shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the Canadian Securities Regulatory Authorities and to be disseminated to holders of Company Common Shares, in each case as and to the extent required by applicable United States federal securities laws and applicable Canadian securities laws, as determined by Parent in its sole discretion. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto before the filing thereof with the SEC. In conducting the Offer, Parent and Purchaser shall comply in all material respects with the provisions of the Exchange Act, applicable Canadian securities laws and any other applicable law. In addition, Parent and Purchaser agree to provide to the Company and its counsel, in writing, any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff or any of the Canadian Securities Regulatory Authorities with respect to the Offer Documents promptly after the receipt of such comments, and any responses thereto.

Section 1.2. Company Actions

(a) [Intentionally omitted]

(b) As promptly as practicable on the date of commencement of the Offer, the Company shall file: (i) with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which shall contain the Company Tender Recommendation; and (ii) with the Canadian Securities Regulatory Authorities, the Schedule 14D-9 (which shall contain the Company Tender Recommendation) together with such legends, certificates and other requirements as may be set forth in Part 12 of NI 71-101, including the requirement to file a French language translation of the Schedule 14D-9 with l’Autorité des marchés financiers in the Province of Quebec (or to obtain relief therefrom); and (iii) the Schedule 14D-9, in duplicate, with the Advisory Affairs Division of the TSX; provided that the Company Tender Recommendation need not be made or, if previously made, may be withdrawn, modified or amended to the extent that the board of directors of the Company shall have determined, reasonably and in good faith, consistent with the advice of its legal counsel, that it is advisable to take such action or omit from taking such action in order to discharge properly the fiduciary duties of the Company’s directors under applicable law (it being agreed and understood by the parties that any withdrawal, modification or amendment of the recommendation of the Company’s board of directors shall not alter the approval by the Company’s board of directors of this Agreement and the Transactions for purposes of Section 203 of the DGCL, Article Eighth of the Company’s certificate of incorporation, or the amendment of the Rights Agreement so that the Rights Agreement does not apply to the Transactions). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and the Canadian Securities Regulatory Authorities and to be disseminated to holders of Company Common Shares, together with the Offer Documents, in each case as and to the extent required by applicable United States federal securities laws and applicable Canadian securities laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall further take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and the Canadian Securities Regulatory Authorities and to be disseminated to holders of the Company Common Shares, in each case as and to the extent required by applicable United States federal securities laws and applicable Canadian securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before it is filed with the SEC and the Canadian Securities Regulatory Authorities. In addition, the Company shall provide Parent, Purchaser and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or from Canadian Securities Regulatory Authorities with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any responses thereto.

(c) In connection with the Offer, the Company shall as promptly as practicable furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Company Common Shares as of a recent date, and shall furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Company Common Shares. The Company shall also promptly furnish or cause to be furnished to Purchaser such information and assistance as Purchaser or its agents may reasonably request for the purpose of determining the number of Company Common Shares held by record and beneficial holders in each Province and Territory of Canada.

Section 1.3. Directors

(a) Promptly upon the purchase of and payment for Company Common Shares by Parent or any of its Subsidiaries representing at least a majority of the issued and outstanding Company Common Shares (the “Share Purchase Date”) and before the Effective Time, upon Parent’s request, the Company shall use its reasonable best efforts to (i) increase the size of the board of directors of the Company to seven, (ii) secure resignations from all current directors, other than three current directors meeting the independence requirements of the New York Stock Exchange (“NYSE”) and of Rule 10A-3 under the Exchange Act, as shall be designated by the board of directors of the Company before the Share Purchase Date (the “Independent Directors”), and any other current director who may be designated by Parent, and (iii) cause a number of persons (the identity of whom shall be designated by Parent) equal to the aggregate vacancies so created to be elected to fill the vacancies so created. The Company shall, upon request of Parent, use its reasonable best efforts promptly to secure the resignations of such number of its incumbent directors as is necessary to enable Parent’s designees to be so elected or appointed to the Company’s board of directors (and to the extent the Company is not successful in securing all of such resignations, increase the size of the board of directors of the Company to enable Parent to designate at least a majority of the total number of directors of the Company), and shall use its reasonable best efforts to cause Parent’s designees to be so elected or appointed at such time. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a) (subject to Parent’s timely notification to the Company of such information as is necessary to fulfill such obligations), including mailing to stockholders (together with the Schedule 14D-9 or Schedule TO if Parent has then provided the necessary information) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company’s board of directors. Parent or Purchaser will supply the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Company Common Shares as a matter of law with respect to the election of directors of the Company or otherwise.

(b) If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other person(s) who shall be independent to fill such vacancies and such person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement (provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within five business days, and further provided that if no such Independent Director is appointed in such time period, Parent shall designate such Independent Director(s)). Notwithstanding anything in this Agreement to the contrary, after the reconstitution of the board of directors following the Share Purchase Date and before the Effective Time, the affirmative vote of a majority of the Independent Directors shall be sufficient to exercise or waive any of the Company’s rights, benefits or remedies hereunder (other than the right to terminate this Agreement); provided, that the Independent Directors shall not have the power to take any action that would prevent the Merger from taking place; and provided further that the affirmative vote of the full board of directors of the Company, including a majority of the Independent Directors, shall be required to authorize the Company to take any action under or in connection with this Agreement that could reasonably be expected to adversely affect the holders of Company Common Shares other than Parent and Purchaser. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as may be determined appropriate by a majority of the Independent Directors. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

For purposes of this Agreement, “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other

Subsidiaries of that person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such partnership or own or control a majority of the voting interests of the equity ownership of the limited liability company, association or other business entity. “Parent Subsidiary” means a Subsidiary of Parent and “Company Subsidiary” means a Subsidiary of the Company.

Section 1.4. The Merger

Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger (the “Merger”) under which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 1.7 below and the DGCL.

Section 1.5. Effective Time

Parent, Purchaser and the Company shall cause (i) a certificate of merger or (ii) a certificate of ownership and merger as contemplated hereby (in either such case, the “Certificate of Merger”) to be executed and filed on the date of the Closing (as defined in Section 1.6 hereof) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the Certificate of Merger (the “Effective Time”) provided that the Effective Time shall not be before the Share Purchase Date.

Section 1.6. Closing

Subject to Section 1.9, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time in Richmond, Virginia, on a date that shall be no later than the third business day after satisfaction or waiver of all of the conditions (other than conditions with respect to actions the respective parties are to take at the Closing) set forth in Article VIII hereof (the “Closing Date”), at the offices of McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia, unless another date or place is agreed to in writing by the parties hereto.

Section 1.7. Effects of the Merger

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as the certificate of incorporation of Purchaser, as in effect at the Effective Time; provided however, that Article First of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation (hereinafter referred to as the “Corporation”) is InterTAN, Inc.”

and as so amended shall be the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, the bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended in accordance with applicable law.

(c) From and after the Effective Time, the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, and the officers of Purchaser at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.8. Subsequent Actions

If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.9. Merger Without Meeting of Stockholders

If Purchaser acquires, under the Offer or otherwise, at least 90% of the then issued and outstanding Company Common Shares, then Purchaser shall take, or cause to be taken, as soon as practicable (but not before the sixth business day following the Share Purchase Date) all necessary and appropriate action to cause the Merger to become effective, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 1.10. Proxy Statement

(a) If after the consummation of the Offer and the Subsequent Offering Period, if any, the Merger cannot be consummated in accordance with Section 253 of the DGCL under Section 1.9, the Company, acting through its board of directors, shall, in accordance with applicable law,

(i) seek Company Stockholder Approval (as hereinafter defined) by duly calling, giving notice of, convening and holding a special meeting of its stockholders in accordance with Section 251(c) of the DGCL; and

(ii) promptly prepare in accordance with the rules and regulations of the SEC and file with the SEC and, if required by applicable Canadian securities laws, file with the Canadian Securities Regulatory Authorities a proxy statement relating to the Merger and this Agreement (the “Proxy Statement”), obtain and furnish the information required to be included by the SEC in a proxy statement, include in the Proxy Statement the recommendation of the board of directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement, including any amendments and supplements thereto, to be mailed at the earliest practicable date to its stockholders.

(b) Each of Parent and Purchaser shall vote, or cause to be voted, all of the Company Common Shares acquired by it under the Offer and otherwise then owned by it and its Subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

(c) The Proxy Statement shall not be filed with the SEC or the Canadian Securities Regulatory Authorities or mailed to stockholders of the Company and no amendment or supplement to the Proxy Statement will be made by the Company without providing Parent with the opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time before the Effective Time, the Company or Parent discovers any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, if required by applicable Canadian securities laws, with the Canadian Securities Regulatory Authorities and, to the extent required by applicable United Stated federal securities laws, disseminated to the stockholders of the Company.

(d) Each of Parent and Purchaser shall promptly furnish or cause to be furnished to the Company such information and assistance as the Company and its agents may reasonably request for the purpose of preparing the Proxy Statement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1. Conversion of Capital Stock

As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Common Shares or shares of common stock of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Stock. All Company Common Shares that are owned by the Company as treasury stock or by any Company Subsidiary and any Company Common Shares owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding Company Common Share (other than shares to be cancelled in accordance with Section 2.1(b) hereof and Dissenting Shares (as defined in section 2.3 hereof)) shall be converted automatically into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

Section 2.2. Exchange of Certificates

(a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the benefit of the holders of Company Common Shares in connection with the Merger (the “Paying Agent”) to receive the funds to which holders of Company Common Shares shall become entitled under Section 2.1(c) hereof. Before the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. For purposes of determining the amount of Merger Consideration to be so deposited, Parent and Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Company Common Shares. Such funds shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to the holders of the Company Common Shares; provided that no loss thereon or thereof shall affect the amounts payable to holders of Company Common Shares under Section 2.1(c). Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Company Common Shares.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately before the Effective Time represented issued and outstanding Company Common Shares (the “Certificates”), whose shares were converted under Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and completed, and such other documents as may reasonably and customarily be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Common Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than certificates representing shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to Parent) of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1; provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, upon the request of Parent indemnify the Surviving Corporation and Parent in a manner reasonably satisfactory to them (by the posting by such person of such bond and security as the Surviving Corporation or Parent may reasonably request) against any claim that may be made against the Surviving Corporation or Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

(c) Transfer Books; No Further Ownership Rights in Company Common Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Company Common Shares issued and outstanding immediately before the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares theretofore represented by such Certificates.

(d) Termination of Deposit; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it on demand any funds (except for any interest received with respect thereto, which shall be paid to Parent) that had been made available to the Paying Agent and that have not been disbursed (or of which disbursement is not pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration in respect of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official under any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Company Common Shares immediately before such time when such amounts would otherwise escheat to or become the property of any federal, provincial, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a “Governmental Entity”), shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Withholding Rights. Each of the Surviving Corporation, the Paying Agent and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

Section 2.3. Dissenting Shares

(a) Notwithstanding anything in this Agreement to the contrary, Company Common Shares issued and outstanding immediately before the Effective Time and held by a holder who has not voted in favor of the Merger and who has complied with all of the relevant provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal in accordance with Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Company Common Shares held by him, her or it in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal in accordance with Section 262 of the DGCL, in which case such Company Common Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Company Common Shares under Section 2.2.

(b) (i) The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Shares, attempted withdrawals of such demands and any other instruments served under the DGCL and received by the Company relating to rights of appraisal and (ii) Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or agree to do any of the foregoing.

Section 2.4. Company Option Plans

(a) As soon as possible following the date of this Agreement, the board of directors of the Company and any committee administering the Company’s Restated 1986 Stock Option Plan and the 1996 Stock Option Plan (collectively the “Employee Option Plans”) and the Restated 1991 Non-Employee Director Stock Option Plan and the Non-Employee Director Non-Qualified Stock Option Agreements dated June 7, 1999 with each of James T. Nichols, W. Darcy McKeough, William C. Bousquette and Ron G. Stegall (collectively with the Employee Option Plans, the “Company Option Plans”) shall adopt such resolutions and/or take such other actions as may be necessary or appropriate to effect the provisions of this Section 2.4 and to cause the transactions contemplated by this Section 2.4 to be exempt from the provisions of Section 16(b) of the Exchange Act and applicable Canadian securities laws. All options outstanding under the Company Option Plans are referred to herein as the “Company Options.”

(b) Parent hereby acknowledges that the purchase of the tendered Company Common Shares in the Offer shall (i) constitute a “Change in Control” or a “Change of Control” as defined in and under the Company Option Plans, and that under the terms of the Company Option Plans, upon the consummation of the Offer, all Company Options shall fully vest and become exercisable, and (ii) constitute one of the events described in Section 8.5(a) through (c) of the Company’s Deferred Compensation Plan, and (iii) constitute a “Change in Control” and/or a “Change of Control”, as applicable, as defined in the Employment Agreement, dated June 10, 1999, as amended February 19, 2001, between the Company and Brian E. Levy, the Employment Agreement, dated September 11, 2001, between the Company and Jeffrey A. Losch, and the Employment Agreement, dated September 10, 2001, between the Company and James P. Maddox. As a result, Parent and the Company hereby acknowledge and agree that, upon the consummation of the Offer, all conditions and restrictions with respect to the Company Options then outstanding, including limitations on exercisability and vesting, risks of forfeiture and conditions and restrictions requiring continued performance of services or the meeting of any targets or milestones with respect to the exercisability or vesting of any of such Company Options, shall immediately lapse.

(c) Before the Effective Time, the Company and Parent shall use their reasonable best efforts to obtain consents from holders of unexercised Company Options to cause each unexpired and unexercised Company Option outstanding as of the Effective Time to be converted at the Effective Time into an option (a “Converted Option”) to purchase that number of shares of Parent Common Stock equal to the number of shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issuable immediately before the Effective Time upon exercise of the Company Option (without regard to actual restrictions on exercisability) multiplied by the Option Exchange Ratio (with the number of shares rounded down to the nearest whole share), with an exercise price equal to the exercise price which existed under the corresponding Company Option divided by the Option Exchange Ratio (with the exercise price rounded up to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of such Company Option immediately before the Effective Time. “Parent Common Stock” means the common stock of Parent, par value $.50 per share, with attached Rights to purchase Preferred Stock Series E, par value $20.00 per share. “Option Exchange Ratio” means the quotient of (A) the Merger Consideration divided by (B) the Parent Average Stock Price. “Parent Average Stock Price” means the average (arithmetic mean) of the closing prices per share of Parent Common Stock reported by the NYSE during the period of fifteen (15) trading days ending immediately before the fifth trading day preceding the Effective Time, rounded to the nearest third decimal place. In connection with the issuance of Converted Options, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to Converted Options under this Section 2.4(c) and (ii) from and after the Effective Time, upon exercise of Converted Options, make available for issuance the shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto. Parent agrees to use its reasonable efforts to file with the SEC promptly after the Effective Time a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of Parent Common Stock issuable upon exercise of the Converted Options and to ensure that any issuance of Converted Options and/or Parent Common Stock made to persons resident in Canada complies with applicable Canadian securities laws.

(d) The board of directors of the Company shall designate March 31, 2004 as the last day for which contributions will be accepted under the Company’s Amended and Restated Stock Purchase Program (the “SPP”), and the SPP shall terminate as of such date unless all issuances from and after that date are made out of Company Common Shares purchased on the open market, such termination to be subject to the consummation of the Offer. The Company shall notify Parent of the number of Company Common Shares purchased under the SPP after the date hereof, which shall not exceed 50,000. Any cash remaining in participants’ accounts after such termination will be distributed to participants in accordance with the terms of the SPP and applicable law. At and after the Effective Time, no person shall have any right under the Company Options, the Company Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the consideration described in Section 2.4(c). Before the expiration of the Offer, InterTAN Canada, Ltd. (“InterTAN Canada”) shall make appropriate arrangements with the Manufacturers Life Insurance Company (“Manulife”) to have all Company Common Shares held by Manulife under InterTAN Canada’s Retirement Savings Plan, Group Policy Number 20000503, tendered in the Offer.

(e) Each Company Common Share granted to any employee or director of the Company or any Company Subsidiary as compensation for services that is subject to restrictions on ownership or transferability shall vest in full and become fully transferable and free of restrictions not later than immediately before the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule attached hereto, the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1. Corporate Existence and Power

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. As used herein, the term “Company Material Adverse Effect” shall mean any adverse change, effect, event, occurrence or state of facts (A) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (B) which would prevent or materially impair or delay the Company from consummating the Offer, the Merger and the other Transactions, excluding in the case of clause (A) (i) any changes or effects resulting from general changes in economic and financial market conditions and (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, rules and regulations or the interpretations thereof) generally applicable to the retail consumer electronics industry that are not unique to the Company and its Subsidiaries. The Company has delivered or made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws. Such certificate of incorporation and bylaws are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective certificates of incorporation, bylaws or similar organizational documents.

Section 3.2. Corporate Authorization; Approvals

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the issued and outstanding Company Common Shares with respect to the Merger, if such is required by applicable law, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and, except for the approval of this Agreement by the requisite holders of the issued and outstanding Company Common Shares in the case of the Merger (if required), no other corporate action on the part of the Company is necessary to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The board of directors, or an appropriate committee thereof, of the Company has taken (or will take before the Merger) all action necessary so that the exemption from Section 16 under the Exchange Act which is contemplated by Rule 16b-3(e) is applicable to the disposition of Company Common Shares and Company Options in or in connection with the Merger as contemplated by this Agreement by all persons who are directors and/or officers of the Company.

Section 3.3. Governmental Authorization

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) compliance with any applicable requirements of the Competition Act (Canada) or the Investment Canada Act; (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act; (e) such as may be required under any applicable state or foreign securities or blue sky laws or state or foreign takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Parent or Purchaser to consummate the Transactions (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the “Company Required Governmental Consents”).

Section 3.4. Non-Contravention

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene or conflict with the Company’s certificate of incorporation or bylaws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Company Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Parent or Purchaser to consummate the Transactions. As used in this Agreement, “Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term “Lien” shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith (for which adequate reserves have been reflected on the Company’s financial statements), (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar liens and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

Section 3.5. Capitalization

(a) The authorized capital stock of the Company consists of 40,000,000 Company Common Shares and 1,000,000 shares of preferred stock of the Company, no par value per share (the “Company Preferred Shares”). As of the close of business on March 22, 2004, (i) 20,227,895 Company Common Shares were issued, outstanding and entitled to vote, 5,534,100 Company Common Shares were held by InterTAN Canada (“Subsidiary Owned Shares”), and 6,909,393 were held in treasury and (ii) no Company Preferred Shares were issued and outstanding or held in treasury. As of the close of business on March 22, 2004, Company Options to acquire an aggregate of 1,116,383 Company Common Shares are outstanding under the Company Option Plans. Before the Share Purchase Date, the number of issued and outstanding Company Common Shares shall not have increased by more than 50,000, excluding shares issued upon exercise of Company Options outstanding as of March 22, 2004. A complete and correct list, as of the date of the Agreement, of all outstanding Company Options, the number of Company Common Shares subject to such Company Options, the exercise prices and the names of the holders of each Company Option has been provided to Parent and is attached to the Company Disclosure Schedule. All outstanding shares of the capital stock of the Company are, and all shares which may be issued under the exercise of the Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s bylaws or any contract or other agreement to which the Company or any Company Subsidiary is a party or otherwise bound.

(b) As of the date hereof, except as described in Section 3.5(a) and as provided in the Rights Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or other capital stock or voting securities of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or other entity.

Section 3.6. Subsidiaries

(a) Section 3.6 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other ownership interest in, each Company Subsidiary are owned by the Company, directly or indirectly. Section 3.6 of the Company Disclosure Schedule indicates each Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

(b) Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state or foreign securities laws). There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests in any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company Subsidiaries or (iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock or voting securities of, or other ownership interests in, any of the Company Subsidiaries. There are no persons other than the Company Subsidiaries in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

Section 3.7. Past SEC Documents

The Company has filed, in a timely manner, all reports, filings, registration statements, prospectuses, proxy statements and other documents required to be filed by it with the SEC since March 31, 1999 (collectively, the “Past SEC Documents”). As of its filing date or as amended or supplemented before the date hereof, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file forms, reports or other documents with the SEC or any other state or foreign securities regulator.

Section 3.8. Financial Statements; Liabilities

(a) The (i) audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for its fiscal years ended June 30, 2003 and June 30, 2002 (the “Company 10-Ks”) and (ii) unaudited consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2003 and December 31, 2003 all fairly present in all material respects in conformity with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with United States generally accepted accounting principles, consistently applied (“GAAP”) (except as may be indicated in the notes thereto), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

(b) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

(i) liabilities or obligations disclosed or provided for in the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003 (including the notes thereto, the “Company Balance Sheet”);

(ii) liabilities or obligations existing as of December 31, 2003 and not required to be disclosed or provided for in the Company Balance Sheet;

(iii) liabilities or obligations under this Agreement or incurred in connection with the Transactions;

(iv) since December 31, 2003, ordinary course obligations of the Company and its Subsidiaries under the agreements, contracts, leases and licenses to which they are a party; and

(v) other liabilities or obligations incurred since December 31, 2003 which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.9. Schedule 14D-9

Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Offer, the Proxy Statement, nor any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents will, at the respective times when the Schedule 14D-9, Proxy Statement, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, given or mailed to the Company’s stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Offer and the Proxy Statement, when filed with the SEC will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Purchaser for inclusion or incorporation by reference therein.

Section 3.10. Absence of Certain Changes

Since June 30, 2003, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect. Since June 30, 2003, neither the Company nor any Company Subsidiary has taken any action which, if taken after the date hereof, would constitute a breach of any provision set forth in Section 5.1 hereof.

Section 3.11. Litigation

(i) There are no pending or, to the Knowledge of the Company (as hereinafter defined), threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would or would reasonably be expected to give rise to the obligation of the Company to indemnify such person) and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person) except, in the case of (i) or (ii) above, as individually or in the aggregate would not have a Company Material Adverse Effect.

Section 3.12. Taxes

(a) As used herein, (i) the terms “Tax” or “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments, and other charges of any kind imposed by any Taxing Authority, including but not limited to any and all federal, state, provincial, local or foreign income, gross receipts, windfall or excess profit, employment, franchise, severance, sales, use, value added, license, unclaimed property, customs, stamp, estimated, withholding, or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) the term “Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Taxes; and (iii) the term “Tax Returns” means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

(b) With respect to the last seven taxable years before the current taxable year: (i) all Tax Returns required to be filed with any Taxing Authority by or with respect to the Company and the Company Subsidiaries through the Effective Time (the “Company Returns”) have been, or will be, timely filed (after taking into account all applicable extensions of time for such filing) in accordance with all applicable laws; (ii) the Company and the Company Subsidiaries have timely paid all Taxes due and payable with respect to the periods covered by the Company Returns that have been so filed and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of the Company and the Company Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and the Company Subsidiaries have timely paid or will pay when due all estimated Taxes and other Taxes due before or at the Effective Time with respect to periods for which Tax Returns are not due (including because of properly filed extensions) before or at the Effective Time; (iv) no written notice has been received by the Company or any Company Subsidiary with respect to any actual or threatened audit or examination of any Company Return and, to the Company’s Knowledge, the Company Returns are not subject to examination currently by any Taxing Authority; (v) all deficiencies asserted, or assessments made, by any Taxing Authority as a result of the examination of the Company Returns have been paid in full or are being contested in good faith and adequate reserves therefor are reflected on the Company Balance Sheet; (vi) no waivers of the statutes of limitation have been given with respect to any Taxes of the Company or the Company Subsidiaries; (vii) all Taxes that the Company and the Company Subsidiaries have been required to collect or withhold have been duly collected or withheld and have been or will be duly and timely paid to the proper Taxing Authority when due; (viii) none of the Company or any Company Subsidiary has made, requested or agreed to make, nor is required to make, any adjustment under section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of a change in accounting method or otherwise for any taxable year; and (ix) there are no material elections with respect to Taxes affecting the Company or any Company Subsidiary, except, with respect to clauses (i) through (ix) above, where the failure to take such actions would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.13. Compliance with Laws; Licenses, Permits and Registrations

(a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, “Environmental Laws”)), except for any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.14. Contracts

Each material lease, license, contract, agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, the other parties thereto, except for those defaults that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

Section 3.15. Employee Benefit Plans

(a) Section 3.15 of the Company Disclosure Schedule contains an accurate and complete list of (i) each employment, severance, change in control, termination or similar contract, plan, arrangement or policy of the Company or any Company Subsidiary, and (ii) each other material plan, program or arrangement, formal or informal, providing for compensation, bonuses, incentive, fringe benefits, savings, pension, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, hospital, dental, vision care, drug, sick leave and other health or medical benefits, disability benefits, insurance and any other paid time off programs, vacation, salary continuation, workers’ compensation, supplemental unemployment benefits and post employment or retirement benefits which is maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates on behalf of any employee or former employee of the Company or any Company Subsidiary, excluding statutory benefit plans which the Company or any Company Subsidiary is required to comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation (each, a “Company Employee Plan”). Neither the Company nor any Company Subsidiary has any contract or commitment, whether formal or informal, to create any additional benefit plan, program or arrangement of the nature described above or to amend any existing Company Employee Plan, except such changes as may be required by applicable law or which may be necessary to retain the registered status of any Company Employee Plan. The Company made available to Parent true, correct and complete copies of all written Company Employee Plans.

(b) No Company Employee Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Company is not subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”).

(c) There are no entities other than the Company and the Company Subsidiaries participating in any Company Employee Plan. No assets of the Company or any Company Subsidiary are subject to a lien under any applicable pension law. There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Company Employee Plan (other than routine claims for benefits) which could result in material liability to Purchaser or Parent, and to the Knowledge of the Company there are no facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims (other than routine claims for benefits).

(d) Each Company Employee Plan has been administered and maintained in all material respects in compliance with its terms and with applicable laws.

(e) All contributions to each Company Employee Plan required to be made in accordance with applicable laws or the terms of any such Company Employee Plan have been made in a timely manner. All Taxes required by applicable law to be withheld from benefits derived under each Company Employee Plan have been properly withheld and remitted (unless not yet due) to the appropriate depository or Governmental Entity, as applicable.

(f) All material reports, returns and similar documents with respect to any Company Employee Plan that as at the date hereof are required to be filed with any Government Entity or distributed to any Company Employee Plan participant have been duly filed in a timely manner or distributed.

(g) Except as required by this Agreement or as required by any Company Employee Plans, the consummation of the Transactions will not, either alone or in conjunction with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (iii) require the immediate funding or financing of any compensation or benefits.

(h) The Company has no defined benefit plans.

Section 3.16. Transactions with Affiliates

Except to the extent disclosed in the (i) Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, (ii) the proxy or information statements of the Company dated after or used after June 30, 2003, and before the date hereof, and (iii) all other reports, filings, registration statements and other documents filed by the Company with the SEC after June 30, 2003 and before the date hereof, there have been no transactions, agreements, arrangements or understandings before the date hereof between the Company or its Subsidiaries, on the one hand, and affiliates of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.17. Intellectual Property

(a) The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Company Material Adverse Effect. As used in this Agreement, “Company Intellectual Property” means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights, (including registrations and applications for any of the foregoing); computer programs, including any and all databases and compilations, including any and all data and collections of data; trade secrets; and any other know-how, methods, concepts, or other proprietary rights owned by the Company and its Subsidiaries or held for use or used in the business of the Company and its Subsidiaries as conducted as of the date hereof, or as presently contemplated to be conducted and any licenses to use any of the foregoing.

(b) Neither the Company nor its Subsidiaries have received written notice from any third party regarding any actual or potential infringement or misappropriation, or other violations, by the Company or any of its Subsidiaries of any intellectual property of such third party.

(c) (i) Neither the Company nor its Subsidiaries have received written notice from any third party regarding any assertion or claim challenging the validity of any Company Intellectual Property, and (ii) to the Knowledge of the Company no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property that is owned by the Company or that is material to the Company’s operations.

(d) All of the issued or registered Company Intellectual Property owned by the Company or any of its Subsidiaries is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.

Section 3.18. Required Vote; Board Approval

(a) The affirmative vote of the holders of a majority of the issued and outstanding Company Common Shares (the “Company Stockholder Approval”) is the only vote of any class or series of capital stock of the Company required by law, rule or regulation (including applicable stock exchange rules) or the certificate of incorporation or the bylaws of the Company to approve this Agreement and the Merger.

(b) The board of directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the Transactions, and (iii) subject to the proviso to Section 1.2(b), resolved to recommend that the holders of the Company Common Shares accept the Offer (and has consented to the inclusion of such recommendation in the Offer Documents) and tender their Company Common Shares to Purchaser thereunder (the “Company Tender Recommendation”) and approve and adopt this Agreement and the Merger.

Section 3.19. Title to Properties; Encumbrances

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all the real property (“Real Property”) which is owned in fee by the Company or its Subsidiaries. The Company or its Subsidiaries, as the case may be, has good, marketable and insurable title to the Real Property.

(b) The Company has heretofore made available to Parent information concerning leases and subleases for real property (“Real Property Leases”) under which the Company and its Subsidiaries have the right to occupy space. All copies of Real Property Leases provided to Parent were true, complete and correct, and all summary information was accurate in all material respects. All Real Property Leases are valid, binding and enforceable obligations of the Company or its Subsidiaries and, to the Company’s Knowledge, the other parties thereto, in accordance with their terms; neither the Company nor any of its Subsidiaries has received notice of any default by the Company or any of its Subsidiaries under any Real Property Lease which, individually or in the aggregate, would have a Company Material Adverse Effect; there are no existing defaults, and no defaults which will arise as a result of the Transactions, with respect to the Company or its Subsidiaries or, to the Company’s Knowledge, the other parties thereto or any condition or event which with the giving of notice or lapse of time would constitute a default by the Company or any of its Subsidiaries thereunder or, to the Company’s Knowledge, the other parties thereto, which, individually or in the aggregate, would have a Company Material Adverse Effect.

(c) Neither the Company nor any Subsidiary is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

Section 3.20. Major Suppliers

Section 3.20 of the Company Disclosure Schedule sets forth the ten largest suppliers of the Company in terms of costs recognized for the purchase of products or services during the fiscal year ended June 30, 2003 (the “Suppliers”). As of the date of this Agreement, the Company has not received any written notice from any of the Suppliers of a plan or intent to, and, to the Knowledge of the Company, none of the Suppliers plan or intend to, terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products to or services to the Company, nor would they be entitled to as a result of the Transactions.

Section 3.21. Finders’ Fees; Opinion of Company Financial Advisor

(a) Except for Scotia Capital Inc. (the “Company Financial Advisor”), no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary or is entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Transactions. The Company has provided Parent with true and correct copies of all agreements between the Company and the Company Financial Advisor.

(b) The board of directors of the Company has received the opinion of the Company Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Offer Price or Merger Consideration, as applicable, to be received by holders of Company Common Shares is fair to such holders (other than, if applicable, Parent and any Parent Subsidiary) from a financial point of view.

Section 3.22. Section 203 of the DGCL

The board of directors of the Company has taken all action necessary so that the provisions of Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) will not apply to Parent and Purchaser’s acquisition of beneficial ownership of Company Common Shares under the Offer and the Merger or to the execution, delivery or performance of this Agreement or the Tender Agreements. Other than Section 203 of the DGCL and applicable Canadian securities laws, no state or foreign takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to the Offer, the Merger, this Agreement or the Tender Agreements, or any of the Transactions.

Section 3.23. Company Shareholder Rights Plan and Certificate of Incorporation

The Company has approved, and the Company has executed an amendment to, the Rights Agreement so that the Rights Agreement shall not be applicable to Parent, Purchaser, the Offer, the Merger or the Transactions, in each case to the extent provided for and made consistent with the terms of this Agreement. Disinterested Directors of the Company (as defined in Article Eighth of the Company’s Certificate of Incorporation) have taken all such actions as are necessary such that Article Eighth of the Company’s certificate of incorporation will not apply to the Transactions, and only the vote required by the DGCL will be necessary to approve the Merger.

Section 3.24. Rogers Wireless Waiver

The Company has obtained a waiver by Rogers Wireless Communications Inc. and Rogers Wireless Inc. of any right either may have to terminate the Amended and Restated Mall Stores Operating and Marketing Agreement, dated as of June 21, 2001, as amended, between, among others, Rogers Wireless Communications Inc. and InterTAN Canada under Sections 10.1.6 or 10.1.11 thereof by virtue of the Transactions.

Section 3.25. Disclosure

No statement or description contained in this Agreement or in the Company Disclosure Schedule contains any untrue statement of fact or omits to state a fact necessary in order to make the statements and descriptions contained herein or therein not misleading in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as disclosed in Parent Disclosure Schedule attached hereto, Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1. Corporate Existence and Power

Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of Parent’s certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement. As used herein, the term “Parent Material Adverse Effect” shall mean any adverse change, effect, event, occurrence or state of facts that has resulted or would reasonably be expected to result in a material adverse change in the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 4.2. Corporate Authorization; Approvals

The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions are within the corporate powers of Parent and Purchaser and have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable in accordance with its terms.

Section 4.3. Governmental Authorization

The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (e) of Section 3.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Parent Material Adverse Effect or (y) prevent or materially impair the ability of Parent and Purchaser to consummate the Transactions (the filings and authorizations referred to in clauses (a) and (b) being referred to collectively as the “Parent Required Governmental Consents”).

Section 4.4. Non-contravention

The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Purchaser, or (b) assuming that all of Parent Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any Parent Subsidiary.

Section 4.5. Information in the Offer Documents

Neither the Offer Documents, any other document required to be filed by Parent or Purchaser with the SEC or the Canadian Securities Regulatory Authorities in connection with the Transactions, nor any information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Schedule l4D-9 or Proxy Statement will, at the respective times when such are filed with the SEC or the Canadian Securities Regulatory Authorities and/or are first published, given or mailed to the Company’s stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents when filed by Purchaser with the SEC or the Canadian Securities Regulatory Authorities will comply in all material respects with the provisions of the applicable United States federal and Canadian securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.6. Financing

At the time of the execution of this Agreement, the expiration of the Offer and at the Effective Time, either Purchaser will have available or Parent will have for the purpose of making available to Purchaser the funds necessary to purchase all of the Company Common Shares under the Offer and the Merger and to pay all fees and expenses in connection therewith.

Section 4.7. Purchaser’s Operations

The Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any substantial business activities or conducted any substantial operations other than in connection with the Transactions or as otherwise contemplated by this Agreement.

Section 4.8. Vote Required

No vote of the holders of any of the outstanding shares of capital stock or any other securities of Parent is necessary to approve this Agreement or any of the Transactions.

Section 4.9. Ownership of Company Common Shares

As of the date of this Agreement, neither Parent nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any Company Common Shares, except for the Tender Agreements.

Section 4.10. Finders’ Fees

Except for Banc of America Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the Transactions.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations of the Company

Except as otherwise expressly contemplated or permitted hereby, or unless otherwise approved in writing by Parent, which approval shall not be unreasonably withheld or delayed, from the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall (i) use commercially reasonable efforts to preserve intact its present business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with the Company and its Subsidiaries, (ii) use commercially reasonable efforts to maintain in effect all material governmental licenses, approvals and authorizations, including, without limitation, all material governmental licenses and permits that are required for the Company or any Company Subsidiary to carry on its business and (iii) promptly notify Parent of any event if such event has or could reasonably be expected to have a Company Material Adverse Affect. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, the Company shall not, nor shall it permit any Company Subsidiary to:

(a) amend its certificate of incorporation or bylaws or other similar organizational documents;

(b) split, combine or reclassify any shares of capital stock of the Company or any Company Subsidiary or declare, set aside for payment or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Common Shares or any other Company capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company equity or equity-related securities or any equity or equity-related securities of any Company Subsidiary;

(c) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of the Company or any Company Subsidiary capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of Company Common Shares upon the exercise of Company Options outstanding on the date hereof in accordance with their terms as of the date hereof or, until March 31, 2004, in connection with the SPP;

(d) amend any term of any outstanding security of the Company or any Company Subsidiary;

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budget for the Company and the Company Subsidiaries, which budget is included in or attached to the Company Disclosure Schedule or (ii) not otherwise described in clause (i) which, in the aggregate, do not exceed $1 million;

(f) authorize, propose or announce an intention to authorize or propose, or enter into an agreement to acquire (whether under merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions (i) any assets (including any equity interests) outside of the ordinary course of business or (ii) all or substantially all of the equity interests of any person or any business or division of any person;

(g) sell, lease, encumber or otherwise dispose of any material assets, other than sales in the ordinary course of business consistent with past practice;

(h) other than with respect to contracts terminable upon no more than 30 days’ notice without penalty, enter into any new contract or agreement, or modify, amend, terminate or renew any existing contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them or their properties may be bound, other than (i) in the ordinary course of business or (ii) if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, terminated or renewed, is or would be less than $100,000 (or $500,000 in the aggregate);

(i) incur, assume or prepay any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell or redeem any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or assume or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, seasonal borrowings made in the ordinary course of business under existing credit facilities of the Company within the borrowing capacity thereunder as of the date hereof);

(j) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or any Company Subsidiary, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder;

(k) (i) except as required by law or contract in effect as of the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee health, welfare or retirement benefits, (ii) except as required by law or contract in effect as of the date hereof, grant any severance or termination pay or rights to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt any additional Company Employee Plan or, except in the ordinary course of business or as required by law, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any Company Employee Plan;

(l) change the Company’s (x) accounting policies or methods of accounting in effect at June 30, 2003, except as required by changes in GAAP or by Regulation S-X under the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

(m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than: (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet, (ii) those incurred in the ordinary course of business or (iii) those incurred as otherwise permitted by this Section 5.1;

(n) make payments or distributions (other than normal salaries and other compensation in the ordinary course of business consistent with past practice, including bonuses for the nine-month period ending March 31, 2004 in accordance with existing bonus plans described in Section 3.15 of the Company Disclosure Schedule, except that due to the change in the Company’s fiscal year, such bonuses will be not more than 75% of what they otherwise would have been) to any affiliate of the Company;

(o) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payable payee to be cancelled or terminated;

(p) knowingly do any act or omit to do any act that would result in a breach of any representation, warranty or covenant by the Company set forth in this Agreement or, except as permitted by Section 5.3, otherwise materially impair or delay the ability of the Company to consummate the Offer or the Merger; or

(q) agree, resolve, commit or publicly announce an intention to do any of the foregoing.

In addition, the Company shall not submit to a vote of stockholders of the Company any proposal, whether at an annual or special meeting of stockholders or by action in lieu of a meeting of stockholders by written consent, to approve any agreement or agreements or transaction or series of transactions, which together with certain subsequent transactions would in effect reorganize the Company as a Canadian corporation, including the agreement and plan of merger and subsequent steps described in the Registration Statement on Form S-4 originally filed with the SEC by NexxTech Inc., a Canadian corporation, on February 27, 2004 (the transactions contemplated by the Form S-4, collectively referred to as the “S-4 Transactions”).

Section 5.2. HSR Act; Foreign Antitrust and Investment Review Laws

The Company and Parent shall cooperate with one another and shall take all reasonable actions necessary to prepare and file as soon as practicable following the date hereof, but in no event later than ten business days after the date hereof, notifications under the HSR Act and any applicable foreign antitrust, investment or competition law or regulation and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other Governmental Entity for additional information or documentation with respect to such notices and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any other Governmental Entity in connection with antitrust, competition or investment matters.

Section 5.3. Acquisition Proposals

(a) After the date hereof, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any affiliate, officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to

(i) solicit, initiate or knowingly facilitate or encourage the submission by any person or group other than Parent, Purchaser, or any of their respective affiliates of any tender or exchange offer involving the Company or any proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or InterTAN Canada, any purchase of a material portion of the assets of the Company and InterTAN Canada taken as a whole, or 15% or more of the Company Common Shares or any of the capital stock of InterTAN Canada, other than the Transactions (an “Acquisition Proposal”);

(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal;

(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities or the capital stock of any Subsidiary; or

(iv) enter into any agreement (other than a confidentiality agreement on customary terms and conditions) with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal other than in the manner contemplated by this Section 5.3;

provided, however, that before the Share Purchase Date and subject to the other provisions of this Section 5.3,

(1) in response to a written Acquisition Proposal, the Company may request clarifications from (but not, in reliance on this subsection (1), enter into negotiations with or furnish nonpublic information to) any third party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Acquisition Proposal is a Superior Proposal;

(2) the Company may take any action described in clauses (a)(ii) or (a)(iii) of this Section in respect of any person, but only if such person has delivered a written Acquisition Proposal that, in the reasonable, good faith judgment of the Company’s board of directors, is a Superior Proposal and in the reasonable, good faith judgment of the Company’s board of directors, consistent with the advice of its legal counsel, it is advisable to take such action in order to discharge properly its fiduciary duties to the Company’s stockholders; and

(3) the Company may enter into an agreement (other than a confidentiality agreement, which may be entered into as contemplated by clause (a)(iv) of this Section) regarding an Acquisition Proposal, or approve or recommend any Acquisition Proposal, in each case, at any time three business days following Parent’s receipt of written notice from the Company (i) advising Parent that the board of directors of the Company has received a Superior Proposal which it intends to accept, identifying the person making such Superior Proposal and specifying the financial and other material terms and conditions of such Superior Proposal and (ii) inviting Parent to propose adjustments in the terms and conditions of this Agreement with a view to enabling the Company to proceed with the transactions contemplated herein on such adjusted terms as a result of such adjustments making such transactions at least as favorable to the Company’s stockholders (taking into account all such factors as the board deems relevant) as the Superior Proposal (provided that the Company shall fully cooperate, and cause its legal and financial advisors to cooperate, with Parent in making any such adjustments). The Company may not exercise its right to terminate this Agreement under Section 9.1(c)(iii) and may not enter into a binding agreement with respect to such Superior Proposal, unless before or concurrent with such termination, the Company shall have paid to Parent the Termination Fee as contemplated by Section 9.3;

provided further that nothing contained in this Section 5.3 or elsewhere in this Agreement shall prevent the Company’s board of directors from complying with Rule l4e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by the fiduciary duties of the Company s directors or by applicable law.

For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal not received in violation of Section 5.3(a) that is fully financed (or in the reasonable judgment of the board of directors of the Company, consistent with the advice of its financial advisors, is reasonably capable of being financed) and is on terms that the board of directors of the Company determines reasonably and in good faith, consistent with the advice of its financial advisors, would result in a transaction that, if consummated, would be more favorable from a financial point of view to the Company’s stockholders (taking into account all such factors as the board deems relevant, including, among other things, the identity of the offeror, the likelihood that such transaction will be consummated and all legal, financial, regulatory and other aspects of the proposal) than the Offer (including any adjustment to the terms and conditions as set forth in Section 5.3(a)(3). The S-4 Transactions shall not be deemed a Superior Proposal.

(b) The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

(c) The Company shall (i) promptly (and in no event later than two business days after receipt of any Acquisition Proposal or inquiry) notify Parent after receipt by it (or its financial advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, identifying such person, and the financial and other material terms and conditions of any Acquisition Proposal or potential Acquisition Proposal, (ii) promptly notify Parent after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries’ properties, books or records by any person that may reasonably be viewed as considering making, or has made, an Acquisition Proposal, (iii) before furnishing any such written information, the Company shall provide reasonable advance notice to Parent that it intends to do so, (iv) promptly provide Parent with any nonpublic information which is given to such person under this Section 5.3(c), and (v) promptly keep Parent advised of the status and the financial and other material terms and conditions of any such Acquisition Proposal, indication or request.

Section 5.4. Certain Tax Matters

The Company agrees that after the date hereof it:

(a) will timely file all Tax Returns (“Post-Signing Returns”) required to be filed by it (after taking into account any applicable extensions), timely pay all Taxes due and payable with respect to such Post-Signing Returns, accrue a liability on its books and records and financial statements in accordance with GAAP (consistently applied) for all Taxes payable by the Company for which no Post-Signing Return is due before the Effective Time; and

(b) will not (i) make any Tax election, other than in the ordinary course of business consistent with past practice, (ii) change any Tax election already made, (iii) adopt any accounting policy or accounting method or change any accounting policy or accounting method relating to Taxes unless required by GAAP, (iv) enter into any closing agreement or (v) settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment.

Section 5.5. Subsidiary Owned Shares

InterTAN Canada shall retain all Subsidiary Owned Shares and shall not sell, transfer or otherwise dispose of them, or tender them in the Offer. At any time after the Share Purchase Date, at the request of and in the manner proposed by Parent, the Company shall take such action as may be necessary to cancel or redeem the Subsidiary Owned Shares and return them to the status of authorized, but unissued Company Common Shares.

ARTICLE VI

COVENANTS OF PARENT AND PURCHASER

Section 6.1. Director and Officer Liability

(a) From and after the Effective Time, Parent and the Surviving Corporation jointly and severally shall indemnify the present and former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) in respect of actions taken before and at the Effective Time in connection with their duties as directors or officers of the Company or its Subsidiaries (including the Transactions), to the same extent that such Indemnified Party is currently indemnified by the Company or such Subsidiary under the certificate of incorporation, bylaws and other organizational documents and indemnification agreements of the Company or such Subsidiary in effect on the date hereof.

(b) Parent acknowledges and agrees that, prior to the Effective Time, the Company intends to obtain a six year “run-off” insurance policy (the “Run-off Policy”) covering the persons who are currently covered by the Company’s current directors’ and officers’ liability insurance policy (the “Company Policy”) with respect to actions that have taken place before or at the Effective Time, on terms and conditions (including coverage amount) no less favorable to such persons than those in effect on the date hereof under the Company Policy; provided, however, that, without Parent’s prior written consent, the Company shall not pay more to purchase the Run-off Policy than an annual premium of 300% of the most recent annual premium paid by the Company for the Company Policy.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and insurance obligations set forth in this Section 6.1.

(d) The obligations of the Surviving Corporation and Parent under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any person to whom this Section 6.1 applies without the prior written consent of such affected person.

Section 6.2. Conduct of Purchaser

Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII

COVENANTS OF PURCHASER AND COMPANY

Section 7.1. Reasonable Best Efforts

Subject to the terms and conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions as promptly as practicable; provided that nothing in this Section shall require the Company, Parent or Purchaser to take any action that would violate the fiduciary duties of its board of directors as such duties would exist under applicable law in the absence of this Section; provided further that, Parent shall not be required to divest any assets or to agree to any restriction on its business practices to secure Parent Required Governmental Consents. In connection with and without limiting the foregoing, Parent and the Company shall (i) take any action reasonably necessary to ensure that neither Section 203 of the DGCL, nor any other state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions, take any action reasonably necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Offer, the Merger and the other Transactions. The Company, Parent and Purchaser shall each furnish to one another and to one another’s counsel all such information as may be required in order to accomplish the foregoing actions.

Section 7.2. Certain Filings; Cooperation in Receipt of Consents

The Company and Parent shall cooperate with one another in (x) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (y) taking any such other actions, obtaining any consents, approvals or waivers or making any filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, Parent and the Company shall each (i) file any notification and report forms and related material that it may be required to file in connection with the Transactions with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act as soon as practicable, but in no event later than the commencement date of the Offer; (ii) use its reasonable best efforts to obtain an early termination of the applicable waiting period, (iii) make any further filings pursuant thereto that may be necessary, proper or advisable; (iv) make any filings required to comply with Canadian securities laws, regulations, rules and policies in connection with the Offer, any Company Stockholder Approval and the Transactions, with all applicable Canadian securities regulatory authorities; and (v) make any other filings and use its reasonable best efforts to obtain any other consents required by any other Governmental Entity. Each party shall permit the other party to review and provide comments regarding any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the Transactions.

Section 7.3. Public Announcements

The parties shall not, without the prior written consent of the other parties, issue or make any press release or public statement or communication with respect to this Agreement or the Transactions, except as may be required by fiduciary duties, applicable law or any listing agreement with any national securities exchange, and shall use their reasonable best efforts to consult with each other before making any required statement or communication.

Section 7.4. Access to Information

From the date hereof until the Effective Time and subject to applicable law, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives full access to its offices, properties, books and records; (ii) furnish or make available to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may request; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the requests of Parent in its investigation. Any investigation under this Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation under this Section 7.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.5. Notices of Certain Events

The Company and Parent shall promptly notify the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Entity in connection with or pertaining to the Transactions; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company or to the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries (including Purchaser), on the one hand, or the Company or any of its Subsidiaries, on the other hand, which relate to the consummation of the Transactions; and (iv) any action, event or occurrence that would constitute a breach of any representation or warranty, covenant or agreement of such party set forth in this Agreement, provided that no such notification under clause (iv) shall affect or be deemed to modify any representation or warranty made by the party giving such notice.

Section 7.6. Transfer Taxes

Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents regarding any real property transfer, stamp, recording, documentary, sales, use, value added, stock transfer or other taxes and any other fees and similar taxes which become payable to any Taxing Authority in connection with the Transactions, other than withholding taxes (collectively, “Transfer Taxes”). Except as otherwise specifically provided in this Agreement, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Shares, all Transfer Taxes.

ARTICLE VIII

CONDITIONS

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger

The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained, if required by applicable law, in order to consummate the Merger; provided however that neither Parent nor Purchaser may invoke this condition if either of them or any of their respective affiliates shall have failed to vote Company Common Shares as contemplated by this Agreement;

(b) No Injunction. (i) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and (ii) there shall be no judgment, decree order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger; provided that no party may invoke the condition in (ii) of this Section if it or any of its affiliates shall have failed to employ its reasonable best efforts to oppose, contest and resolve such judgment, decree order or injunction; and

(c) Purchase of Company Common Shares in Offer. Parent, Purchaser or their affiliates shall have purchased Company Common Shares under the Offer; provided that neither Purchaser nor Parent shall be entitled to invoke this condition if either of them shall have failed to purchase Company Common Shares under the Offer in breach of their obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1. Termination

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(a) by mutual written agreement of Parent and Purchaser, on the one hand, and the Company, on the other hand; provided that any such agreement by the Company after the Share Purchase Date shall have been duly authorized in accordance with Section 1.3;

(b) by either Parent or the Company:

(i) if (A) the Offer terminates or expires in accordance with its terms without any Company Common Shares being purchased thereunder or (B) Purchaser has not accepted for payment any Company Common Shares tendered under the Offer by the Outside Date; provided however that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase Company Common Shares under the Offer on or before such date; and provided further that (x) if the Minimum Condition has been met and all of the other conditions set forth on Exhibit A have been satisfied or waived except for condition (d), and (y) if the failure to perform or comply as described in that condition (d) is capable of cure, then Parent will not be entitled to terminate this Agreement under this Section 9.1(b)(i) unless Parent has given the Company notice of such failure to perform or comply and the failure to perform or comply has not been cured within 15 days after the date the notice was given;

(ii) if there is any law or regulation that makes consummation of the Offer or Merger illegal or otherwise prohibited or if any Governmental Entity having competent jurisdiction shall have issued an order, decree, ruling or injunction or taken any other action, that permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Company Common Shares under the Offer or the Merger and such order, decree, ruling or injunction or other action shall have become final and non-appealable; provided that, before such termination, the party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall have used its reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree;

(c) by the Company before the Share Purchase Date if:

(i) Parent or Purchaser (A) fails to commence the Offer within the number of days specified in Section 1.1(a), or (B) makes any change to the Offer in contravention of the provisions of this Agreement;

(ii) (A) the representations and warranties of Parent and/or Purchaser contained in Article IV of this Agreement shall not be true and correct in any material respect (x) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) Parent or Purchaser materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within 30 days after the giving of written notice thereof to Parent or Purchaser; or

(iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal, in accordance with Section 5.3; provided that the Company makes payment of the Termination Fee in accordance with Section 9.3; or

(d) by Parent or Purchaser before the Share Purchase Date, if:

(i) (A) the representations and warranties of the Company contained in this Agreement shall not be true and correct in any respect that causes a failure of the condition set forth in clause (c) of Exhibit A, or (B) the Company materially breaches or materially fails to perform its covenants or other agreements contained herein which breach or failure cannot be or has not been cured in all material respects, before the earlier of the date that is (x) 30 days after the giving of written notice thereof to the Company or (y) two business days before the date on which the Offer expires, provided that if the breach or failure can be cured, Parent has given the Company notice of the breach or failure promptly after Parent’s discovery thereof;

(ii) the Company’s board of directors withdraws or modifies in a manner adverse to Parent or Purchaser the Company Tender Recommendation;

(iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal, in accordance with the provisions of Section 5.3; or

(iv) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser, any of their respective Subsidiaries or affiliates or any person acting in concert with Parent, Purchaser or any of their respective Subsidiaries or affiliates, shall have become the beneficial owner of more than 15% of the outstanding Company Common Shares (the “Triggering Person”) on a Fully Diluted Basis.

Section 9.2. Effect of Termination

If any party terminates this Agreement under Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except (i) for fraud or for any liability of any party then in breach of a covenant under this Agreement and (ii) for the obligation to pay the fees and expenses (including the Termination Fee, if any) as contemplated by Section 9.3(b); provided that the provisions of this Section 9.2, Section 9.3 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 9.3. Fees and Expenses

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection herewith and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions are consummated.

(b) The Company shall pay to Parent a termination fee equal to $11,000,000, plus documented out-of-pocket expenses of Parent incurred in connection with this Agreement, not to exceed $1,000,000 (collectively, the “Termination Fee”):

(i) if this Agreement is terminated by the Company under Section 9.1(c)(iii);

(ii) if this Agreement is terminated by Parent or Purchaser under Section 9.1(d)(ii) or 9.1(d)(iii); provided, that in the case of any termination under Section 9.1(d)(ii), if after the date hereof and before such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of such termination, and the Company’s board of directors had taken a neutral position on such Acquisition Proposal, or was unable to take a position with respect thereto, then the Termination Fee shall not be payable under this Section 9.3(b)(ii) unless within twelve months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal (or announces its intention to do so), approves or recommends any Acquisition Proposal, or consummates any Acquisition Proposal;

(iii) if this Agreement is terminated by either Parent or the Company under Section 9.1(b)(i), but only if (A) the Minimum Condition was not satisfied and all other conditions set forth in Exhibit A were satisfied or waived at the Expiration Date of the Offer, (B) after the date hereof and before such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination and (C) within twelve months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal (or announces its intention to do so), approves or recommends any Acquisition Proposal, or consummates any Acquisition Proposal;

(iv) if this Agreement is terminated by either Parent or Purchaser under Section 9.1(d)(i)(B), but only if (A) after the date hereof and before such termination, an

Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination and (B) within twelve months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal (or announces its intention to do so), approves or recommends any Acquisition Proposal, or consummates any Acquisition Proposal; or

(v) if this Agreement is terminated by either Parent or Purchaser under Section 9.1(d)(iv), but only if within twelve months after such termination the Company enters into a definitive agreement with respect to any Acquisition Proposal (or announces its intention to do so), approves or recommends any Acquisition Proposal, or consummates any Acquisition Proposal with the Triggering Person;

provided however that no Termination Fee shall be payable if both (A) Purchaser or Parent was in willful and material breach (which for purposes of this clause shall mean a willful breach that has a material adverse effect on consummating the transactions contemplated hereby) of its representations, warranties or obligations under this Agreement at the time of termination and (B) the Company has given to Parent or Purchaser, as the case may be, written notice of such willful and material breach and such breach or failure cannot be or has not been cured in all material respects within 30 days after the giving of such written notice; provided further that in no event shall Parent be entitled to receive payment of more than one Termination Fee hereunder. For purposes of this Section 9.3(b), (x) the following transactions will not be deemed an Acquisition Proposal: the S-4 Transactions, any similar transaction or any other internal restructuring of the Company and its Subsidiaries that, in any such case, does not involve a material change in the identities of the owners, and their relative ownership, of the capital stock of the Company or any resulting entity; and (y) a purchase of assets of the Company or any Company Subsidiary will be deemed an Acquisition Proposal if it involves assets which if such assets were held in a separate subsidiary, such subsidiary would be a “significant subsidiary” under Rule 1-02 of SEC Regulation S-X if 50 percent were substituted for 10 percent in the definition of “significant subsidiary” thereunder.

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to Parent (i) in the case of a termination described in Section 9.3(b)(i) concurrent with such termination; (ii) in the case of a termination described in Section 9.3(b)(ii), on the next business day following the date of termination; (iii) in the case of a termination described in Section 9.3(b)(iii), no later than simultaneously with the earliest to occur of the events set forth in subclause (C) of Section 9.3(iii); (iv) in the case of a termination described in Section 9.3(b)(iv), no later than simultaneously with the earliest to occur of the events set forth in subclause (B) of Section 9.3(b)(iv); and (v) in the case of the events described in Section 9.3(b)(v), simultaneously with the earliest to occur of the events set forth in Section 9.3(b)(v) (other than the termination of this Agreement).

(d) Parent shall be solely responsible for payment of all expenses relating to the preparation, printing and distribution of the Offer Documents and the Proxy Statement. The Company shall be solely responsible for payment of all expenses relating to the preparation, printing and distribution of the Schedule 14D-9. Parent and the Company shall share equally the costs of any HSR Act, Competition Act (Canada) and Investment Canada Act filing fees.

(e) The parties acknowledge that the provisions contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable under Section 9.3(b) are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable under Section 9.3 constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in this Section except in the event of a willful material breach by the Company, in which case any claim for damages therefor shall be reduced by the amount of any Termination Fee actually paid.

ARTICLE X

MISCELLANEOUS

Section 10.1. Waivers and Amendments

Subject to Section 1.3(b), at any time before the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) except for approval and adoption of this Agreement by the stockholders of the Company (if required by applicable law), waive compliance with any of the agreements or conditions contained herein. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 1.3(b), and except as otherwise specifically provided in this Agreement, any provision of this Agreement may be amended or waived before the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 10.2. Nonsurvival of Representations and Warranties

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered under this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 10.3. Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

Attention: Senior Vice President, General Counsel and Corporate Secretary

Facsimile: (804) 527-4877

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

Attention: Robert L. Burrus, Jr., Esq.

Facsimile: (804) 698-2023

and

(b)	if to the Company, to:

InterTAN, Inc.

279 Bayview Drive

Barrie, Ontario L4M 4W5

Attention: Senior Vice President, Secretary and General Counsel

Facsimile: 705-728-6742

with a copy (which shall not constitute notice) to:

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Attention: Fred W. Fulton, Esq.

Facsimile: (214) 969-1751

Section 10.4. Interpretation

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 30, 2004. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule l2b-2 of the Exchange Act. As used in this Agreement, the terms “Knowledge of the Company” and

“Company’s Knowledge” mean the actual knowledge, after reasonable inquiry, of Brian E. Levy, President and Chief Executive Officer, Jeffrey A. Losch, Senior Vice President, General Counsel & Secretary, James P. Maddox, Vice President and Chief Financial Officer, of the Company and Ean G. Daoust, Senior Vice President of Sales Channels, InterTAN Canada As used in this Agreement, the term “person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity. All references to dollars or “$” in this Agreement shall mean U.S. dollars, unless otherwise indicated.

Section 10.5. Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.6. Entire Agreement; Third Party Beneficiaries

This Agreement (including the schedules, documents and instruments referred to herein): (a) except as provided in the following sentence, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.1 hereof is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Without limiting the generality of the foregoing, this Agreement supersedes the Confidentiality and Exclusivity Agreement between Parent and the Company, dated December 18, 2003 and the Confidentiality and Exclusivity Agreement between Parent and the Company, dated February 27, 2004 (collectively, the “Confidentiality Agreements”), and each such agreement is terminated and shall be of no further force and effect upon the execution hereof, except that Parent shall continue to be bound by the non-disclosure obligations in the third paragraph and the second and third sentences of the first paragraph of Section 2 of the Confidentiality Agreements.

Section 10.7. Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.8. Governing Law

This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.9. Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported transfer or assignment in violation hereof shall be null and void.

Section 10.10. Headings

The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 10.11. Specific Performance

Except under such circumstances as cause a Termination Fee to be payable, (i) each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages and (ii) it is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CIRCUIT CITY STORES, INC.

By:	/s/ Michael E. Foss

Name:	Michael E. Foss
Title:	Senior Vice President and CFO

WINSTON ACQUISITION CORP.

By:	/s/ W. Stephen Cannon

Name:	W. Stephen Cannon
Title:	President

INTERTAN, INC.

By:	/s/ Brian E. Levy

Name:	Brian E. Levy
Title:	President & CEO

EXHIBIT A

CONDITIONS TO THE TENDER OFFER

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule l4e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Company Common Shares promptly after termination or withdrawal of the Offer) pay for any Company Common Shares tendered under the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Company Common Shares tendered (in each case, in accordance with the Agreement), if (I) the Minimum Condition shall not have been satisfied after the Offer has remained open for at least 20 business days or (II) at any time before the acceptance for payment of Company Common Shares, any of the following events shall have occurred and be continuing:

(a) there shall have been enacted, entered, enforced or promulgated by any Governmental Entity any statute, rule, regulation, legislation, judgment, order or injunction, other than the routine application of the waiting period provisions of the HSR Act, which, directly or indirectly, (i) prohibits or makes illegal or otherwise directly or indirectly restrains or prohibits the Offer, the acceptance for payment of, or payment for, any Company Common Shares by Parent or Purchaser; (ii) prohibits or limits the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any portion of the business or assets of the Company or any of its Subsidiaries or compels the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries; or (iii) imposes limitations on the rights of ownership of Parent, Purchaser or any other affiliate of Parent with respect to the Company Common Shares; provided that Purchaser shall have used its reasonable best efforts to resist, resolve, defend against or lift, as applicable, such statute, rule, regulation, legislation, judgment, order or injunction;

(b) there shall have occurred and continue to exist (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Toronto Stock Exchange or in the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada or (iii) any limitation (whether or not mandatory) by any Governmental Entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States or Canada;

(c) the representations and warranties of the Company contained in Article III of this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to “materiality” and/or Company Material Adverse Effect and/or Knowledge of the Company) shall not be true and correct, either (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties, as of the date of determination, in either case (other than with respect to Section 3.5, which shall be true and correct in all respects), except where the failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided

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that such breach or failure cannot be or has not been cured before the earlier of the 30th day after the giving of written notice thereof to the Company and the then current Expiration Date;

(d) the Company shall have failed to perform in any material respect any obligation under this Agreement or to comply in any material respect with any of its covenants or other obligations under this Agreement;

(e) the board of directors of the Company (or a special committee thereof) (i) shall have withdrawn, modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule l4D-9) its recommendation of the Offer, this Agreement or the Merger; (ii) shall have recommended an Acquisition Proposal; or (iii) shall have adopted any resolution to effect the foregoing;

(f) any applicable waiting period under the HSR Act relating to the Offer and the Merger shall not have expired or been terminated;

(g) all material consents, approvals and authorizations required to be obtained before the consummation of the Offer and the Merger by the parties hereto from Governmental Entities to consummate the Offer and the Merger, shall not have been made or obtained, as the case may be;

(h) Purchaser shall not have received from the applicable Minister designated by the Governor in Council as the Minister for the purposes of the Investment Canada Act (the “Minister”) a notice under Section 21, 22 or 23 of the Investment Canada Act that the Minister is satisfied or is deemed to be satisfied, as the case may be, that the Offer represents an investment likely to be of net benefit to Canada to the extent such notice is required under such Act;

(i) the waiting periods prescribed under the Competition Act (Canada) (the “Competition Act”) shall not have expired or the requirement to give the requisite notice shall not have been waived in accordance with Section 113(c) of the Competition Act, and (i) Purchaser shall not have received from the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act, an advance ruling certificate under Section 102 of the Competition Act in form and substance satisfactory to Purchaser, in its sole discretion, whereby the Commissioner certifies that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; or (ii) the Commissioner shall not have advised Purchaser in writing, in form and substance satisfactory to Purchaser, in its sole discretion, that the Commissioner shall not oppose the Offer;

(j) the following actions shall not have been taken (which actions shall not have been rescinded and shall remain in full force and effect as of the Share Purchase Date): (i) the size of the board of directors of the Company shall have been increased to seven, (ii) all then current directors shall have resigned, effective as of the Share Purchase Date, other than three Independent Directors and any other then current director who may be designated by Parent, and (iii) a number of persons (the identity of whom shall be designated by Parent) equal to the aggregate vacancies so created shall have been elected, effective as of the Share Purchase Date, to fill the vacancies so created;

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(k) the Rights Agent under the Rights Agreement shall not have entered into the amendment to the Rights Agreement described in Section 3.23, which amendment provides that the Rights Agreement shall not be applicable to Parent, Purchaser, the Offer, the Merger or the Transactions, in each case to the extent provided for and made consistent with the terms of this Agreement; or

(l) this Agreement shall have been terminated in accordance with its terms;

which, in the sole good faith judgment of Purchaser in any such case, makes it inadvisable to proceed with the Offer and/or such acceptance for payment of or payment for the Company Common Shares.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser; provided that neither Purchaser nor Parent shall be entitled to assert the failure of any such condition if any breach of the obligations of Purchaser or Parent under this Agreement resulted in or contributed to the failure of that condition. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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